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                                                                    EXHIBIT 23.4


                                CONSENT OF EXPERT

To: Gryphon Gold Corporation

I, Qingping Deng, do hereby consent to the filing of the written disclosure of the technical report titled Preliminary Scoping Study of Project Development for the Borealis Gold Project, Nevada, USA dated June 7, 2004 (the "Technical Report") and any extracts from or a summary of the Technical Report in the Registration Statement on Form SB-2 dated August 17, 2005 (the "Registration") of Gryphon Gold Corporation, and to the filing of the Technical Report with United States Securities and Exchange Commission.

I also consent to the use of my name in the Registration Statement.

Dated this 16th day of August, 2005.

/s/ Qingping Deng
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Qingping Deng